Continental Fuels Completes Acquisition of Storage Facilities and Supply and Sales Contracts from UPDA

San Antonio, Texas (April 23, 2007) Continental Fuels, Inc. (OTCBB: CFUL) has today closed a Stock Purchase Agreement with Universal Property Development and Acquisition Corporation (OTC BB: UPDA, UP1.F, UP1.BE, UP1.DE, UP1.MU, UP1.SG), in which Continental has acquires 100% of the stock of UPDA’s storage and trading subsidiaries including the line of credit that had been arranged to finance those operations.

Through Continental’s acquisition of US Petroleum Depot, Inc. and Continental Trading Enterprises, Inc., (fka UPDA Texas Trading, Inc.), in a transaction involving the payment of $2.5 million in cash within 30 days and preferred stock valued at $5.0 million, CFUL will receive established supply contracts and sales agreements with major producers and refiners for the purchase and sale of light crude condensate of international origin. The management of Continental has plans and opportunities to expand and enhance those contracts.

US Petroleum Depot owns and operates a 48,000 barrel petroleum storage facility located in the Port of Brownsville, Texas (http://www.portofbrownsville.com/). Prior to closing, these companies acquired and sold approximately 20,000 barrels of light crude condensate through these contracts and facilities and received payment in excess of $1.1 million on April 20, 2007.

As a result of the transaction, UPDA will acquire a controlling interest in CFUL.

As previously reported, Continental has also declared a 3 for 1 stock split for shareholders of record as of April 13, 2007, payable on April 20, 2007. This split will be recognized at the open of trading this morning.

Further information regarding Continental Fuels is available at www.continentalfuels.com.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or described pursuant to similar expressions.

Contact:
Continental Fuels
Josh Crescenzi (Director Corporate Communications), 713-821-1620
info@continentalfuels.com